Exhibit 5.1

WARSHAW BURSTEIN, LLP 575 Lexington Avenue New York, NY 10022 Telephone: 212-984-7700 www.wbny.com

April 15, 2024

Nexalin Technology, Inc.

1776 Yorktown, Suite 550

Houston, TX 77056

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Nexalin Technology, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Commission on April 15, 2024, relating to the proposed offer and sale from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) of up to $[5,646,485] of shares the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Registration Statement will be supplemented from time to time by one or more prospectus supplements.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)	The Registration Statement;

(b)	The following documents (the “Organization Documents”) certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion letter: (i) the amended and restated certificate of incorporation of the Company and (ii) the Bylaws of the Company; and

(c)	Records certified to us by an officer of the Company as constituting the records of all proceedings and actions of the Board of Directors of the Company relevant to the opinions set forth in this opinion letter.

WARSHAW BURSTEIN, LLP

Nexalin Technology, Inc.
April 15, 2024

For purposes of this opinion letter, we have relied on the following assumptions:

(a)	each document examined by us is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original;

(b)	all electronic and manual signatures on all documents reviewed by us (including, without limitation, signatures delivered via electronic signature systems such as DocuSign, SecureDocs, or comparable electronic signature methods or systems) are genuine signatures of the purported signatories;

(c)	all public records are accurate and complete;

(d)	all representations, warranties, schedules, and exhibits contained in all documents, instruments, and certificates that we have examined in connection with this opinion letter are accurate and complete;

(e)	each natural person has the requisite legal competence and capacity to carry out that person’s role in the transactions contemplated by the Registration Statement; and

(f)	at all relevant times after the date of this opinion letter: (i) the Registration Statement, and any amendments thereto, will have become effective; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Common Stock offered thereby; (iii) all Common Stock will be issued and sold in compliance with the applicable provisions of the Securities Act and the securities or “Blue Sky” laws of various states and in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) the Company shall continue exist as a corporation duly incorporated under Delaware law; (v) the Company will have taken all necessary corporate action, in compliance with its Organization Documents and Delaware law, to approve the issuance and terms of the Common Stock, including without limitation the making of a finding by the Board of Directors of the Company that the consideration received or to be received for the Common Stock upon its issuance is adequate; (vi) at the time of any offering of Common Stock, that the Company will have such number of shares of Common Stock, as set forth in such offering or sale, authorized and available for issuance; and (vii) the Company shall not have amended the Organization Documents in any manner material to the opinions set forth in this opinion letter.

WARSHAW BURSTEIN, LLP

Nexalin Technology, Inc.
April 15, 2024

Based on and subject to the preceding examinations, assumptions and other provisions, and also subject to the qualifications, exclusions and other limitations stated or referred to in this opinion letter, we are of the opinion that the Common Stock, when sold and after receipt of payment therefor, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to the Delaware General Corporation Law as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

The opinions set forth in this opinion letter are subject to the following qualifications and exclusions:

(a)	Our opinions may be limited by the effects of bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent or avoidable transfer or obligation, recharacterization of transactions and other similar laws affecting the rights and remedies of creditors generally, and the effects of general principles of equity, whether considered in a proceeding at law or in equity; and

(b)	We express no opinion with respect to the effect of, or compliance with (i) rules, regulations or decisions (A) of counties, towns, municipalities and special political subdivisions or (B) that as a matter of customary practice are understood to be covered only when expressly referenced by the opinion giver, including the “Blue Sky” securities laws of any state; or (ii) federal law, rules, regulations or decisions.

The opinions set forth above are expressly limited to the matters stated. No opinion is implied or may be inferred beyond what is explicitly stated in this opinion letter. Without limiting the foregoing, we render no opinion with respect to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein.

This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter. We have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness as to any person other than its addressee, or to take into account changes in law, facts or any other development of which we may later become aware.

WARSHAW BURSTEIN, LLP

Nexalin Technology, Inc.
April 15, 2024

We consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), as Exhibit 5.1 to the Registration Statement and to the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Warshaw Burstein, LLP

Warshaw Burstein, LLP